UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
June 19, 2008

REMOTEMDX, INC.

(Exact name of registrant as specified in its charter)

Commission File No. 0-23153

Utah	87-0543981
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

150 West Civic Center Drive
Suite 400
Sandy, Utah 84070
(Address of principal executive offices, Zip Code)

Registrant's telephone number, including area code: (801) 563-7171

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 19, 2008, RemoteMDx, Inc., a Utah corporation (the “Company”), announced that it had hired three new executive officers.  The Company announced that John L. Hastings III had been hired as the President of RemoteMDx, Inc., and SecureAlert, Inc., a subsidiary of the Company; Blake T. Rigby had been hired as Chief Financial Officer and Chief Operations Officer of Remote MDx, Inc.; and Bernadette Suckel had been hired as the VP/Managing Director, Offender Management Programs of RemoteMDx, Inc.

In connection with the announcement of the new officers, James Dalton resigned as the President of RemoteMDx, Inc. And  Michael Acton resigned as the Chief Financial Officer of RemoteMDx, Inc.  Both Mr. Dalton and Mr. Acton have agreed to work with the new management to ensure a smooth transition.  Additionally, Mr. Acton will continue to serve as the Company’s corporate secretary..

Mr. Hastings, 44,  has 23 years of progressive general management, consultative sales, business and product/services development, field sales experience; business-to-business (B2B) and business-to consumer (B2C) experience; and strategic planning experience.  Mr. Hastings has worked for top tier companies such as Nestle/Stouffer’s, Kraft/General Foods, Nissan Motor Acceptance Corp., NCR/Teradata, Unisys Corp. and VNU/AC Nielsen during his career.  He has also served on the boards of other small entrepreneurial companies.  From 1998 through 2006, Mr. Hastings worked with VNU – AC Nielsen in several progressive executive posts, last serving as its Senior Vice President and General Manager of Global Business Intelligence, reporting directly to the company’s Chief Executive Officer.  Upon acquistion and privatization of VNU in 2006, and until his appointment as President of RemoteMDx, Mr. Hastings served as the “interim” President & CEO of Klever Marketing, Inc., a Utah-based retail marketing company.  Mr. Hastings possesses a Bachelor of Arts Degree from Cal State University, Fullerton CA (1985) and an MBA from Pepperdine University, Malibu CA (1987).  The Company has agreed to pay Mr. Hastings an annual salary of $325,000.  As of the date of this report, the Company’s Board of Directors was negotiating with Mr Hasting relating to stock incentive compensation.

Mr. Rigby, 51, is a seasoned veteran with 26 years of effective management, start-up, emerging growth, turnaround expert, finance, treasury, operations, corporate development strategist, business development, strategic growth positioning and marketing, and performance & increased shareholder value experience.  Mr. Rigby has worked for companies such as KPMG Peat Marwick/Arthur Andersen, Armstrong Electric, Gastronomy, Inc., Network Business Systems, Challenger Schools, Feature Films for Families, O’Currance Teleservices, and NWB Shoshone Economic Development Corp.  From June 2007 through June 2008, Mr. Rigby served as the Chief Financial Officer of Northwest Band of Shoshone Economic Development Corporation.  From July 2005 through June 2007, he served as the President of Ocurrance Teleservices, Inc., and from July 2003 through July 2005, he was the Chief Financial Officer of Occurrance Teleservices, Inc.  Mr. Rigby received his BS Accounting from University of Utah and did course work toward an MBA degree at James Madison University and is a Certified Public Accountant, although his license is not current.  The Company has agreed to pay Mr. Rigby an annual salary of $150,000 plus a one-time grant of 100,000 options at an exercise price of $1.55 per share.  These options will vest at 25,000 every six months and will fully vest over a two year period.

Ms. Suckel, 52, brings with her 29 years of sales and marketing experience as a senior manager of sales and marketing teams, strategic partnerships and alliances, and identifying emerging markets and developing offerings to meet those needs.  From January 2000 through April 2008, Ms. Suckel served as the VP/Solution and Client Principal, for The Nielsen Company/ACNielsen.  From November 2006 through April 2008, she also consulted on a part-time basis to Klever Marketing, Inc. to focus on cost reduction strategies.   In addition, Ms. Suckel has worked for Cogit.com and NCR/AT&T GIS/Teradata.  Ms. Suckel received a BS in Business Administration, Marketing Option, California State University, Fresno.  She has a proven ability to transform strategic vision and plans into tactical implementation and action.  The Company has agreed to pay Ms. Suckel an annual salary of $132,000 plus a one-time grant of 100,000 options at an exercise price of $1.55 per share.  These options will vest at 25,000 every six months and will fully vest over a two year period.

As of the date of this Report, the Company did not have employment agreements with Mr. Hastings, Mr. Rigby, or Ms. Suckel.

Item 7.01.        Regulation FD Disclosure.

On June 19, 2008, the Company issued a press release announcing the Purchase Agreement, together with the subsequent acquisitions of certain additional companies.  A copy of the press release is attached hereto as Exhibit 99.1 to this Report.

In accordance with General Instruction B.2 of Form 8-K, the information in this section of this Report shall not be deemed filed for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing.

Item 9.01         Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release issued by RemoteMDx, Inc. on June 19, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REMOTEMDX, INC.

By: _________________________________
Michael G. Acton, Chief Financial Officer

Date: June ___, 2008